Exhibit 99.1

Watsco Announces Successful Completion

of the Acquisition of ACR Group, Inc.

COCONUT GROVE, FLORIDA, August 10, 2007 – Watsco, Inc. (NYSE:WSO) today announced the successful completion of the acquisition of ACR Group, Inc. (AMEX: BRR) through a cash tender offer and a subsequent short-form merger of Coconut Grove Holdings, Inc., a wholly-owned subsidiary of Watsco, with and into ACR.

As a result of the merger, all outstanding shares of ACR common stock not validly tendered and accepted for payment in the tender offer or purchased pursuant to Sale and Support Agreements with ACR’s executive officers and certain of their respective affiliates were converted into the right to receive $6.75 per share (the same price offered in the tender offer) in cash, without interest. The Depositary for the tender offer and the Disbursing Agent for the merger will mail to stockholders that have not yet validly tendered their shares materials necessary to exchange their ACR stock certificates for such payment. Effective with the merger, Watsco will delist ACR shares from the American Stock Exchange.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry and operates 440 locations serving over 40,000 customers in 34 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.